Exhibit 99.1
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Contact:  Paul McCraven
          Senior Vice President
          New Haven Savings Bank
          203-784-5001



FOR IMMEDIATE RELEASE


      NEW HAVEN SAVINGS BANK ANNOUNCES REGULATORY APPROVALS
        FROM THE FDIC AND FEDERAL RESERVE BANK OF BOSTON



NEW HAVEN, CT, February 27, 2004 - New Haven Savings Bank (NHSB) announced today that the Federal Deposit Insurance Corporation
(FDIC) has approved its application to merge with Connecticut Bancshares Inc. (NASDAQ: SBMC), the holding company for The Savings Bank of Manchester, and Alliance Bancorp of New England (AMEX: ANE), the holding company for Tolland Bank. Separately, The Federal Reserve Bank of Boston has approved the formation of a bank holding company called NewAlliance Bancshares, Inc., and has provided consent for the holding company to acquire NHSB, Connecticut Bancshares Inc. and Alliance Bancorp of New England. The combined Bank will do business as "NewAlliance Bank."

These approvals follow the FDIC's approval on February 9, 2004 for NHSB to proceed with its conversion from a mutual savings bank to a fully-public company; and the January 26, 2003 conversion approval from the Connecticut Department of Banking.

A registration statement relating to the sale of shares of common stock in the offering by NewAlliance Bancshares, Inc. has been declared effective by the Securities and Exchange Commission.

NewAlliance Bancshares, Inc. is conducting a subscription offering of between 65,875,000 and 89,125,000 shares of common stock
(subject to a 15% increase) for sale at a purchase price of $10.00 per share. In addition, 4,000,000 shares will be contributed to a new charitable foundation established by NewAlliance Bancshares, Inc.

The conversion and acquisitions are expected to be consummated simultaneously, on or about April 1, 2004.

Ryan Beck & Co., Inc. serves as financial advisor to NewAlliance
Bancshares, Inc. and as marketing agent for the stock offering.

The acquisitions are subject to the approval of shareholders of Connecticut Bancshares, Inc. at a meeting scheduled for March 30, 2004, shareholders of Alliance Bancorp of New England, Inc. at a meeting scheduled for March 18, 2004, and the Connecticut Department of Banking.

New Haven Savings Bank is a state-chartered savings bank serving the greater New Haven area with 36 branches and $2.4 billion in assets. When combined with Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc., New Haven Savings Bank will be the second largest savings bank and the fifth largest bank in Connecticut with 74 branches, $5.9 billion in assets, $3.8 billion in deposits and equity of approximately $1.1 billion assuming the minimum number of shares sold in the stock offering.

This communication shall not constitute an offer to sell, or the solicitation of an offer to buy common stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities laws of any such state. The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

This news release contains certain forward-looking statements about the proposed conversion and acquisitions. These include statements regarding the anticipated commencement date of the offering, the aggregate offering amount and the anticipated consummation date of the transactions.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering or acquisitions, difficulties in integrating the acquisitions, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the companies are engaged and changes in the securities markets.